Exhibit 99.1

GSI TECHNOLOGY ACQUIRES MIKAMONU

Acquisition Offers Potential for Expansion of GSI’s Target Markets and Customer Base

Sunnyvale, California — November 23, 2015 — GSI Technology, Inc. (Nasdaq: GSIT), a provider of high performance semiconductor devices, today announced that it has acquired all of the outstanding capital stock of privately held MikaMonu Group Ltd., a development-stage Israel-based company that specializes in in-place associative computing for markets including big data, computer vision and cyber security.  MikaMonu, located in Tel Aviv, holds 12 United States patents and a number of pending patent applications.

Under the terms of the acquisition agreement, GSI Technology paid $5.0 million in cash at closing on November 23, 2015 and will pay the former MikaMonu shareholders up to an additional $2.5 million in cash over a four-year period, conditioned on the continued employment of Dr. Avidan Akerib, MikaMonu’s co-founder and chief technologist.  GSI Technology will make additional payments in cash or GSI Technology common stock, at GSI’s discretion, during a period of up to ten years if certain product development milestones and revenue targets for products based on the MikaMonu technology are achieved.  Initial products are expected to be introduced in late 2017, and the acquisition is expected to be accretive to GSI Technology’s net income in fiscal 2019.  MikaMonu will continue to conduct its operations in Israel as a wholly-owned subsidiary of GSI Technology.

“With the vast amount of data being generated, and the increasing demand for faster processing of that data, existing systems that move data back and forth between processor and memory are no longer adequate,” said Lee-Lean Shu, Chairman and Chief Executive Officer of GSI Technology.  “Memory bus speeds are not keeping up with CPU speeds, and this is causing a bottleneck at the IO between the CPU and memory.

“MikaMonu’s cutting-edge in-place associative computing technology addresses this issue by changing the concept of computing from serial data processing — where data is moved back and forth from the processor to the memory — to parallel data processing, computation and search directly in the main processing array.  This new computing model will greatly expedite computation and response times in ‘big data’ applications.  Fast response times are also needed in the computer vision market.  For example, in the automotive market, advanced driver assistance systems (ADAS) require a tremendous amount of image processing to be accomplished in real-time. MikaMonu’s massively parallel computing technology is well suited to address this need,” Shu continued.

“We are very excited about this transaction because we believe that GSI’s state-of-the-art circuit design expertise will enable the development of high quality associative processors incorporating MikaMonu’s patented in-place associative computing technology and algorithms,” said Avidan Akerib, co-founder of MikaMonu.  “We believe that the consolidation of our companies’ technologies has the potential for the creation of a new category of computing products that will dramatically increase our combined target markets and customer base,” he added.

Conference Call

GSI Technology will discuss the acquisition of MikaMonu during a conference call at 8:00 a.m. Pacific (11:00 a.m. Eastern), November 24, 2015. To listen to the teleconference, please call toll-free 888-505-4368 approximately 10 minutes prior to the above start time and provide Conference ID 2131534. A digital replay of the teleconference will be available by dialing toll-free 888-203-1112 and entering the replay passcode 2131534.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with:  the integration of the operations MikaMonu; the realization of synergies expected to result from the acquisition; problems, delays or unanticipated costs that may be encountered in the development of products based on the MikaMonu technology; and the establishment of new markets and customer relationships for the sale of such products.  Risks also include those associated with:  fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Contacts

GSI Technology, Inc.	Hayden IR
Bob Haig	David Fore or Brett Maas
Director of Marketing	206-395-2711
512-346-7180

Douglas M. Schirle
Chief Financial Officer
408-331-9802